Exhibit 99.1
Cidara Therapeutics Provides Corporate Update and Reports First Quarter 2023 Financial Results
SAN DIEGO, May 11, 2023 — Cidara Therapeutics, Inc. (NASDAQ: CDTX), a biotechnology company developing long-acting therapeutics designed to save lives and improve the standard of care for patients facing serious diseases, today reported financial results for the first quarter ended March 31, 2023 and provided an update on its corporate activities and product pipeline.
“The recently received $20.0 million milestone payment from Melinta Therapeutics following the U.S. Food and Drug Administration (FDA) approval of REZZAYOTM (rezafungin for injection) further strengthened our balance sheet,” said Jeffrey Stein, Ph.D., president and chief executive officer of Cidara. “Importantly, we remain eligible to receive additional non-dilutive capital of up to approximately $47.1 million in development and regulatory milestones from our existing partnerships contingent on successful completion of activities planned for the next twelve months. We are now highly focused on advancing our Cloudbreak® drug-Fc conjugate (DFC) platform programs as we work to develop a new generation of immunotherapies to treat and prevent serious diseases, including multiple oncologic and autoimmune indications.”
Dr. Stein continued, “We expect to file an Investigational New Drug Application (IND) in 2024 for our first oncology DFC candidate, CD421, a potential first-in-class inhibitor of CD73. We are excited to share further insights into these promising ongoing programs at our planned R&D Day in the second half of this year.”
Recent Corporate Highlights
•Received $20.0 million milestone payment: In April 2023, Cidara announced receipt of a $20.0 million milestone payment from Melinta Therapeutics following the FDA approval of REZZAYO. Cidara remains eligible to receive additional non-dilutive capital of up to approximately $47.1 million in development and regulatory milestones from its existing partnerships contingent on successful completion of activities planned over the next twelve months. The Company’s current cash balance of $48.0 million and eligibility to potentially receive non-dilutive capital of up to approximately $47.1 million from existing partnerships over the next twelve months has the potential to extend its cash runway in the near-term.
•Participated in investor conferences: In April 2023, Dr. Stein participated in the Cantor Fitzgerald Future of Oncology Virtual Symposium as well as the 22nd Annual Needham Virtual Healthcare Conference.

First Quarter 2023 Financial Results
•Revenue totaled $26.0 million for the three months ended March 31, 2023, compared with $7.1 million for the same period in 2022. The increase was primarily attributable to the revenue recognized in connection with the Melinta regulatory milestone achieved in March 2023. The remaining revenue for all periods relates to the ongoing research and development and clinical supply services provided to Mundipharma, Janssen and Melinta.
•Cash and cash equivalents totaled $48.0 million as of March 31, 2023, compared with $32.7 million as of December 31, 2022.
•Research and development expenses were $18.7 million for the three months ended March 31, 2023, compared to $20.2 million for the same period in 2022. The research and development expenses for all periods primarily relate to clinical expenses associated with the rezafungin clinical trials and drug manufacturing costs, as well as clinical expenses associated with the Cloudbreak platform.
•General and administrative expenses were $4.3 million for the three months ended March 31, 2023, compared to $5.2 million for the same period in 2022.
•Net income for the three months ended March 31, 2023 was $3.2 million, compared to a net loss of $18.3 million for the same period in 2022.
•During the three months ended March 31, 2023, the Company sold 6,158,799 shares of common stock, at a weighted average price of $1.44 per share for gross proceeds of approximately $8.9 million, before deducting placement agent fees pursuant to its at-the-market sales agreement. The Company has not sold shares of common stock under its at-the-market sales agreement from April 1, 2023 through the date of this press release.
•In March 2023, the Company sold and issued 11,086,000 shares of its common stock and 286,000 shares of its Series X Convertible Preferred Stock in two concurrent but separate underwritten public offerings. The total gross proceeds from these offerings, before deducting underwriting discounts and commissions and offering expenses, were approximately $19.5 million.
•As of March 31, 2023, Cidara had 90,024,562 shares of common stock outstanding and 2,104,472 shares of Series X Convertible Preferred Stock outstanding, which are convertible into 21,044,720 shares of common stock.

About Cidara Therapeutics
Cidara is developing long-acting therapeutics designed to save lives and improve the standard of care for patients facing serious diseases. The Company’s portfolio comprises new approaches aimed at transforming existing treatment and prevention paradigms, including drug-Fc conjugates (DFCs) from its proprietary Cloudbreak® platform targeting oncologic, viral and autoimmune diseases. In addition, Cidara recently received FDA approval for REZZAYO™ (rezafungin for injection), which it has licensed to multiple partners to commercialize in the U.S. and ex-U.S. Cidara is headquartered in San Diego, California. For more information, please visit www.cidara.com.
Forward-Looking Statements
This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” describe future expectations, plans, results, or strategies and are generally preceded by words such as “anticipates,” “believe,” “could,” “expect,” “may,” “plan” or “will”. Forward-looking statements in this release include, but are not limited to, statements related to: whether Janssen will elect to opt-in for further development of CD388; whether we will receive any portion of the potential $47.1 million in milestones for which we are eligible upon successful completion of activities planned for the next year; whether we will file an IND for CD421 in 2024; whether we will advance any DFC candidates from our Cloudbreak platform and our ability to develop a new generation of immunotherapies to treat and prevent serious diseases, including multiple oncologic and autoimmune indications; timing for future updates with respect to our ongoing CD388 programs; and our expectations with respect to cash runway and the sufficiency of potential future milestone payments to meet our cash needs in the near-term. Such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, such as unanticipated delays in or negative results from Cidara’s preclinical or clinical trials, delays in action by regulatory authorities due to limitations on inspections and other COVID-19-related effects, impacts of the COVID-19 pandemic or other obstacles on the enrollment of patients or other aspects of CD388 development, impacts on our ability to receive milestone payments if we are unable to achieve the development and regulatory milestones, and delays or negative outcomes related to Janssen’s decision to proceed with clinical development and initiation of Phase 2b and Phase 3 trials for CD388. These and other risks are identified under the caption “Risk Factors” in Cidara’s most recent Quarterly Report on Form 10-Q and other filings subsequently made with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. Cidara does not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

INVESTOR CONTACT:
Brian Ritchie
LifeSci Advisors
(212) 915-2578
britchie@lifesciadvisors.com
MEDIA CONTACT:
Veronica Eames
LifeSci Communications
(646) 970-4682
veames@lifescicomms.com

CIDARA THERAPEUTICS, INC.
Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended March 31,
(In thousands, except share and per share data)	2023	2022
Revenues:
Collaboration revenue	$25,990	$7,109
Total revenues	25,990	7,109
Operating expenses:
Research and development	18,715	20,166
General and administrative	4,298	5,204
Total operating expenses	23,013	25,370
Income (loss) from operations	2,977	(18,261)
Other income (expense):
Interest income (expense), net	232	(20)
Total other income (expense), net	232	(20)
Net income (loss) and comprehensive income (loss)	3,209	(18,281)
Allocation of earnings to participating securities	(677)	—
Net income (loss) attributable to common stockholders	$2,532	$(18,281)
Basic net earnings (loss) per common share	$0.03	$(0.27)
Diluted net earnings (loss) per common share	$0.03	$(0.27)

Shares used to compute basic net earnings (loss) per common share	78,640,086	68,138,116
Shares used to compute diluted net earnings (loss) per common share	101,189,396	68,138,116

Condensed Consolidated Balance Sheet Data

	March 31, 2023	December 31, 2022
(In thousands)	(unaudited)
Cash and cash equivalents	$47,976	$32,731
Total assets	81,736	47,593
Total liabilities	54,899	50,497
Total stockholders’ equity (deficit)	26,837	(2,904)